Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “AEVA TECHNOLOGIES, INC.”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF MARCH, A.D. 2024, AT 11:02 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE EIGHTEENTH DAY OF MARCH, A.D. 2024 AT 4:01 O’CLOCK P.M.

7564084 8100	Authentication: 203044826
SR# 20241040493	Date: 03-18-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AEVA TECHNOLOGIES, INC.

*****

Aeva Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. That Article IV of the Seconded Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph at the end of Article IV as a new Paragraph D. of Article IV which shall read as follows:

“D. Reverse Stock Split. Upon the effectiveness of the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation adding this Paragraph D. (the “Effective Time”), each two (2) to thirty (30) shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 per share, without any further action by the Corporation or the holder thereof, the exact ratio within the 5 to 30 range to be determined by the Board of Directors of the Corporation prior to the Effective Time and publicly announced by the Corporation, subject to the treatment of fractional share interests as described below (such combination, the “Reverse Stock Split”). No fractional shares shall be issued at the Effective Time and, in lieu thereof, the Corporation’s transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share, and after the transfer agent’s completion of such sale, stockholders shall receive a cash payment (without interest or deduction) from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates’’) shall thereafter represent that number of whole shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional share interests as described above.”

2. On March 8, 2024, the Board of Directors of the Corporation determined that each five (5) shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 per share. The Corporation publicly announced this ratio on March 11, 2024.

3. This amendment has been duly adopted in accordance with Section 242 of the DGCL.

4. This Certificate of Amendment shall become effective at 4:01 p.m. Eastern time on March 18, 2024.

IN WITNESS WHEREOF, this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 18th day of March, 2024.

AEVA TECHNOLOGIES, INC.

By:	/s/ Soroush Salehian Dardashti
	Name:	Soroush Salehian Dardashti
	Title:	Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:02 AM 03/18/2024
FILED 11:02 AM 03/18/2024
SR 20241040493 - File Number 7564084